Exhibit 99.3

Form of Supplier Contract

[Supplier Letterhead]

Sales Contract

Date	Contract No.	Your Ref	Attention	Your Contact Person

Buyer:	Walker Resources Recycling Co., Ltd Tianjin Binhai Economic Growth Model Based Private Innovation Center B 319, China 3300381

We confirm having sold to you at the following terms and condition:

Material: Quantity: Price: Origin: Delivery: Shipment: Payment:
Grade A Copper Cathodes

1000 metric tons +/- 10%

USD $________

Zambia

CIF Shanghai
Terminal Handing Charges at discharge port [if any] for Buyer’s account

Scheduled June 2011 ex Dar-es-Salaam

The value shall be paid by T/T within 3 working days after signing of this contract.

1)  Seller’s commercial / provision invoice
2)  3/3 Original ocean bills of lading
3)  Producer’s and Seller’s packing lists with weight per bundle
4)  Certificate of Insurance for 110% of invoice value
5)  Seller’s certificate of weight
6)  Producer’s and seller’s certificate of analysis
7)  Seller’s certificate or origin

Weights: Remarks:	Bill of lading weights to govern The Seller’s “General Contract Terms and Conditions” shall be viewed as an integral part of this contract.

Disputes:
Any disputes, disagreement or claims arising out of, or in connection with, this contract shall be settled in London under the rules and regulations of the London Metal Exchange at LME Arbitration. English law shall apply and the arbitrator’s decisions shall be final and binding on both parties.

For and on Behalf of [Supplier’s Name]	For and on behalf of Walker Resources Recycling Co., Ltd.

______________________	___________________________________
Authorized Signatory	Authorized Signatory